NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS 26% INCREASE IN FIRST QUARTER EARNINGS

Philadelphia, PA, April 17, 2006 - Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported first quarter 2006 earnings of $2.7 million, a 26% increase over the same quarter in 2005. Total first quarter 2006 diluted earnings per share amounted to $.30 compared to $.25* per share for the prior year first quarter, a 20% increase. Average loans grew in excess of 23% and core deposits grew in excess of 14% in first quarter 2006 compared to the first quarter of 2005.

President Harry Madonna stated, “We are very pleased with the improved earnings of the Company and look forward to continued growth. Earnings growth was due to the significant increase in commercial loans outstanding, and the increase in the spread between the interest income and the cost of funds. We anticipate continued improvement in all areas of the Company. We look forward to making continued earnings progress, and further increasing shareholder value.”

Total shareholders’ equity stood at $66.9 million with a book value per share of $7.76 at March 31, 2006, based on outstanding common shares of approximately 8.6 million. As of that date, the Company continued to be well capitalized.

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its nine offices located in Abington, Ardmore, Bala Cynwyd, East Norriton, Media and Philadelphia, Pennsylvania.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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* Prior year earnings per share amounts were restated to reflect the 12% stock dividend paid June 7, 2005.

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2006	2005

Net Interest Income	$9,309	$7,198
Provision for Loan Losses	1,313	703
Non-interest Income	1,115	1,143
Non-interest Expenses	5,041	4,471
Provision for income taxes	1,399	1,045
Net Income	$2,671	$2,122

Diluted EPS	$0.30	$0.25	(1)

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	March 31,	March 31,
	2006	2005

Federal Funds Sold and Other Interest Bearing Cash	$79,612	$68,697
Investment Securities	42,076	46,593
Commercial and Other Loans	701,910	563,563
Allowance for Loan Losses	(7,803)	(6,713)
Other Assets	48,374	54,330

Total Assets	$864,169	$726,470

Liabilities and Shareholders' Equity:
Transaction Accounts	$384,103	$396,966
Time Deposit Accounts	290,761	225,777
FHLB Advances and Trust Preferred Securities	111,186	39,241
Other Liabilities	11,191	8,647
Shareholders' Equity	66,928	55,839
Total Liabilities and Shareholders' Equity	$864,169	$726,470

(1) Prior year earnings per share has been restated for the 12% stock dividend paid June 7, 2005.

Republic First Bancorp, Inc.
March 31, 2006
(unaudited)

	At or For the
	Three Months Ended
	March 31,	March 31,
Financial Data:	2006	2005

Return on average assets	1.33%	1.15%

Return on average equity	16.63%	15.48%

Share information:

Book value per share	$7.76	$6.89	(1)

Actual shares outstanding at period end, net of
treasury shares (227,778)	8,628,000	8,104,000	(1)

Average diluted shares outstanding	8,764,000	8,644,000	(1)

(1) Prior year share information has been restated for the 12% stock dividend paid June 7, 2005.

Republic First Bancorp, Inc.
March 31, 2006
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	March 31,	March 31,
	2006	2005

Non-accrual and loans accruing,
but past due 90 days or more	$3,556	$3,212

Restructured loans	-	-

Total non-performing loans	3,556	3,212

Other real estate owned	137	137

Total non-performing assets	$3,693	$3,349

Non-performing loans as
a percentage of total loans	0.51%	0.57%

Nonperforming assets as
a percentage of total assets	0.43%	0.46%

Allowance for loan losses
to total loans	1.11%	1.18%

Allowance for loan losses
to total non-performing loans	219.43%	209.00%

Republic First Bancorp, Inc.
March 31, 2006
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	March 31, 2006			March 31, 2005

			Average			Average
Interest-earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$700,896	$14,154	8.19%	$567,247	$9,912	7.09%

Investment securities	41,663	509	4.89	48,779	444	3.64

Federal funds sold	36,130	400	4.49	77,425	476	2.50

Total interest-earning assets	778,689	15,063	7.85	693,451	10,832	6.33

Other assets	37,689			43,694

Total assets	$816,378	$15,063		$737,145	$10,832

Interest-bearing liabilities:

Interest-bearing deposits	$618,525	$5,264	3.45%	$512,341	$2,996	2.37%

Borrowed funds	36,932	490	5.38	68,336	638	3.79

Interest-bearing liabilities	655,457	5,754	3.56	580,677	3,634	2.54

Non-interest and
interest-bearing funding	741,533	5,754	3.15	674,235	3,634	2.19

Other liabilities:	9,701			8,077

Total liabilities	751,234			682,312

Shareholders' equity	65,144			54,833

Total liabilities &
shareholders' equity	$816,378			$737,145

Net interest income		$9,309			$7,198

Net interest margin			4.85%			4.20%